Exhibit 99.1

Stryker Orthopaedics Announces Settlement Agreement to Compensate Eligible U.S. Patients Who Had Surgery to Replace Their Rejuvenate Modular-Neck and/or ABG II Modular-Neck Hip Stems

Kalamazoo, Michigan - November 3, 2014 - Howmedica Osteonics Corp. (referred to as “Stryker Orthopaedics”), a subsidiary of Stryker Corporation, and Court-appointed committees of attorneys representing Rejuvenate Modular-Neck and ABG II Modular-Neck plaintiffs in New Jersey Multicounty and Federal Multidistrict litigations announced a Settlement Agreement to compensate eligible U.S. patients who had surgery to replace their Rejuvenate Modular-Neck hip stem and/or ABG II Modular-Neck hip stem, known as a revision surgery, prior to November 3, 2014.

The Settlement Agreement follows from a successful early mediation program initiated by New Jersey Superior Court Judge Brian R. Martinotti and efforts by the chief mediator, former United States Magistrate Judge Diane M. Welsh. The success of the mediation process led to the resolution of multiple suits and claims pending in the federal courts and other states. “The health and well-being of patients is Stryker’s top priority,” said Bill Huffnagle, President, Reconstructive Division, Stryker Orthopaedics. “Following our voluntary recall and our patient support program for recall related care, this Settlement Program provides patients compensation in a fair, timely and efficient manner.”

Based on the information that has been received to date, Stryker Corporation has recorded charges to earnings totaling $1.425 billion representing the actuarially determined low end of the range of probable loss to resolve these matters and no additional charge to earnings is being recorded in connection with entering into the Settlement Agreement. The ultimate cost to entirely resolve these matters will depend on many factors that are difficult to predict and may be materially different than the amounts accrued to date. Further charges to earnings may need to be recorded in the future as additional information related to patient enrollment in the Settlement Program becomes available. It is expected that a majority of the payments under the Settlement Agreement will be made by the end of 2015.

Settlement Program
For eligible U.S. Patients Who Had Surgery to Remove Their Rejuvenate Modular-Neck Hip Stem and/or ABG II Modular-Neck Hip Stem Prior to November 3, 2014. The Settlement Program is available to eligible United States patients who had revision surgery for reasons related to the voluntary recall of the modular-neck hip stems prior to November 3, 2014.

Patients eligible for compensation under the Settlement Program should speak with their attorney, if they have one, or contact the Settlement Program claims administrator at www.strykermodularhipsettlement.com or 1-855-382-6404. Patients do not need an attorney to participate in the Settlement Program.

For U.S. Patients Who Have Not Had Surgery to Remove their Rejuvenate Modular-Neck Hip Stem and/or ABG II Modular-Neck Hip Stem Prior to November 3, 2014.

The existing Broadspire program offering support for recall-related care continues to be available. Patients are encouraged to visit www.aboutstryker.com/modularneckstems.com or call 1-888-317-0200 for more information. Patients do not need an attorney to participate in the Broadspire program.

Status of Litigation
The Hon. Brian R. Martinotti of the Superior Court of New Jersey, Bergen County is presiding over the New Jersey Multicounty Litigation, In Re Stryker Rejuvenate Hip Stem and ABG II Modular Hip Stem Litigation, Master Docket No. BER-L-936-13, Case Code 296. United States District Court Judge Donovan W. Frank and United States Magistrate Judge Franklin L. Noel for the District of Minnesota are presiding over the

Exhibit 99.1

federal Multidistrict Litigation, In re: Stryker Rejuvenate and ABG II Hip Implant Products Liability Litigation, MDL Docket No. 13-2441. The Settlement Agreement was presented to the above courts today.

The Settlement Agreement will help bring to a close significant Rejuvenate Modular-Neck and ABG II Modular-Neck litigation activity in the U.S. Some lawsuits, however, will remain and Stryker Orthopaedics will continue to defend against remaining claims.

For more information about the Settlement Program, please visit www.strykermodularhipsettlement.com.

Stryker is one of the world’s leading medical technology companies and together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.

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Stryker Corporation
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Katherine A. Owen
Stryker Corporation
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